Exhibit 99.1
SMITH MICRO ANNOUNCES ADJOURNMENT OF SPECIAL MEETING OF STOCKHOLDERS
ALISO VIEJO, CA, SEPTMEBER 27, 2007 — Smith Micro Software Inc. (NASDAQ: SMSI), a leading developer and marketer of innovative software solutions and services for the wireless market, today announced that its special meeting of stockholders, which was convened on September 27, 2007, was adjourned to October 11, 2007 at the Company’s main office, 51 Columbia, Aliso Viejo, CA 92656.
The meeting was called for the purpose of approving an amendment and restatement of the Company’s 2005 Stock Option/Stock Issuance Plan to increase the maximum number of shares of common stock that may be issued under the 2005 Plan from 5,000,000 shares (plus an annual increase) to 7,000,000 shares (plus an annual increase). Approval of this proposal requires the approval of a majority of the voting power of the outstanding shares present and entitled to vote on this matter. Therefore, abstentions have the same effect as votes against such proposals. Broker non-votes as to this proposal are not deemed shares entitled to vote on the proposal, and will not be counted as votes for or against the proposal or included in the calculation of the number of votes necessary for approval of the proposal.
After considering the importance of the matter and the number of votes not cast, stockholders present at the meeting approved a motion to adjourn and reconvene the meeting to allow additional time to solicit proxies from those stockholders who had not voted on the proposal.
Stockholders who have not voted on the proposal to approve the amendment and restatement of the Company’s 2005 Plan are encouraged to do so promptly. For stockholders who have voted on this proposal, no additional action is required. Proxies may be submitted or revoked any time prior to the adjourned meeting on October 11, 2007. To request an additional proxy card, please contact Bruce Quigley at (949) 362-2308.
Stockholders and other investors are urged to read the proxy statement, which contains important information that should be read carefully before any decision is made with respect to this proposal.
About Smith Micro Software, Inc.
Smith Micro Software, Inc., headquartered in Aliso Viejo, California, with offices in Europe and Asia, develops and markets wireless multimedia and communications solutions, mobile device management products, image and data compression solutions and many award winning software products. Smith Micro’s complete line of products is available through Smith Micro’s

Enterprise, Channel, Telcom & OEM Sales Groups, and direct from its websites, retail and value-added resellers (VARs). Smith Micro’s common stock trades on the NASDAQ Global Market under the symbol SMSI. For more information about Smith Micro, please visit www.smithmicro.com.
Contact:
Press Inquiries
Smith Micro Software, Inc.
Nisha Kapoor-Morris
(949)-360-8510
nkapoor-morris@smithmicro.com
Investor Relations Inquiries
Bruce T. Quigley
Vice President of Corporate Development
And Investor Relations
Smith Micro Software, Inc.
(949) 362-5800
bquigley@smithmicro.com
or
MKR Group
Charles Messman, Todd Kehrli
(323)-468-2300
smsi@mkr-group.com
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